UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

ICHOR HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-37961	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3185 Laurelview Ct.

Fremont, California 94538

(Address of principal executive offices, including Zip Code)

(510) 897-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                ☒

Item 5.02 Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On August 9, 2017, Ichor Holdings, Ltd. (the “Company”) announced the hiring of Kevin M. Canty as Chief Operating Officer. Mr. Canty is expected to commence employment with the Company on August 14, 2017.

Mr. Canty, 61, most recently served as the Vice President of Worldwide Operations for Aruba Networks from October 2010 to April 2017. Previously, Mr. Canty served as Senior Vice President of Worldwide Operations for Juniper Networks from May 2005 to October 2010, Vice President of Operations for Peribit Networks from January 2005 to May 2005, Chief Operating Officer of Aurora Networks from March 2003 to January 2005 and Vice President of Operations and Global Materials of Applied Materials from August 1999 to March 2003. Prior to that time, Mr. Canty held operational roles with various companies, including 3Com Corporation and NeXT Computer.

The Company’s wholly-owned subsidiary, Ichor Systems, Inc., and Mr. Canty have entered into an “at will” employment offer letter. Pursuant to the offer letter, Mr. Candy will be (i) paid an annual base salary of $310,000, (ii) eligible to earn an annual cash bonus targeted at 50% of his base salary, (iii) granted restricted stock units representing 20,000 ordinary shares and stock options to acquire 60,000 ordinary shares, and (iv) eligible to participate in health and welfare benefit programs offered to other Company employees.

There are no family relationships between Mr. Canty and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. Canty that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended

The above summary of Mr. Canty’s employment offer letter does not purport to be complete and is qualified in its entirety by the employment offer letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the third fiscal quarter.

A copy of the press release announcing Mr. Canty’s appointment as Chief Operating Officer is attached hereto as Exhibit 99.1.

Appointment of Director

On August 9, 2017, the Company also announced that Marc Haugen has been appointed to the Company’s board of directors, effective immediately.

Mr. Haugen, 52, most recently served as the Executive Vice President, Global Operations and Engineering of Cepheid, a Danaher Corporation company, from March 2016 to March 2017. Previously, Mr. Haugen served as Group Vice President, Worldwide Operations and Supply Chain of Applied Materials from September 2013 to February 2016. Mr. Haugen also served in various positions with Lam Research from 1998 to 2013, including Corporate Vice President, Global Product Operations. He began his career as an officer in the US Navy and after completing his service joined Applied Materials in a variety of Operations roles through the Director level from 1991 to 1998.

Mr. Haugen will be paid an annual retainer of $50,000 for serving on the board and will receive a grant of restrict stock units representing 4,352 ordinary shares, subject to vesting over a four-year period based on continued service on the board.

Mr. Haugen has not been appointed to any committees of the board. There are no family relationships between Mr. Haugen and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Mr. Haugen that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

A copy of the press release announcing Mr. Haugen’s appointment to the board of directors is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

99.1	Press Release, dated August 9, 2017, announcing the appointment of Kevin M. Canty as Chief Operating Officer.

99.2	Press Release, dated August 9, 2017, announcing the appointment of Marc Haugen to the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICHOR HOLDINGS, LTD.

/s/ Maurice Carson
Date: August 9, 2017	Name:	Maurice Carson
	Title:	President and Chief Financial Officer